SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549

____________________

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  August 28, 2008

Flex Resources Co. Ltd.
(Exact name of registrant as specified in its charter)

Nevada	333-146290	N/A
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2764 N. Green Valley Pkwy, St. 529 Henderson, Nevada	89014
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:  702-739-4360

___________________________________________________ (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – Registrant’s Business and Operations

Item 1.01     Entry into a Material Definitive Agreement

The information set forth in Item 2.01 of this Current Report on Form 8-K that relates to the entry into a material definitive agreement is incorporated by reference into this Item 1.01.

SECTION 2 – Financial Information

Item 2.01     Completion of Acquisition or Disposition of Assets

Pursuant to a Stock Purchase Agreement, we transferred all of the outstanding capital stock of Flex Resources Ltd., our British Columbia subsidiary (the “Subsidiary”), to Mr. Llorn Kylo, our former officer and director, in exchange for $100 cash (the “Split-Off”).

As a result of the Split-Off, we are no longer pursuing our business plan of exploring the mining claims known as the “Alps” that are held in the Subsidiary.  Our business plan was to explore these claims for any commercially exploitable base or precious metal deposits. Since the initiation of this plan of operations, however, we have experienced losses and have been unable to obtain additional finances. As a result, we have not been able to continue with our planned exploration work. Consequently, in order to complete our initial exploration program, we would now need to obtain additional funding in the form of equity financing from the sale of our common stock or loans. Unfortunately, we have not been able to identify sources of equity financing and do not have any arrangements in place for any future financing. Moreover, we believe that outside debt financing will not be an alternative for funding of our exploration program. The risky nature of this enterprise and lack of tangible assets places debt financing beyond the credit-worthiness required by most banks or typical investors of corporate debt until such time as an economically viable mine can be demonstrated.

Because of the difficulties in completing the initial phase of our exploration program and the resulting need for additional funding, we have been presented with the difficult task of re-evaluating our business plan and plan of operations to determine whether it continues to be commercially viable. As a result of our lack of progress so far, the uncertainty regarding the source of our required additional funding and the relatively risky overall nature of our enterprise, management has been evaluating alternative business opportunities. While we have been in discussions with several possible business ventures, we have not yet entered into any agreements for the acquisition of any business opportunity.  There can be no assurance that we will be able to continue as a going concern.

The foregoing description of the Split-Off does not purport to be complete and is qualified in its entirety by reference to the complete text of the Stock Purchase Agreement, dated as of August 28, 2008, between our company and Llorn Kylo, filed as Exhibit 10.1 hereto, which is incorporated herein by reference.

SECTION 5 – Corporate Governance and Management

Item 5.01	Changes in Control of Registrant

On August 28, 2008, Mr. Llorn Kylo, our President, Chief Executive Officer, Chief Financial Officer and director, agreed to sell all of his 2,900,000 shares of our issued and outstanding common stock to Mr. Michael T. Dendinger for an aggregate price of $90,000, pursuant to a Stock Purchase Agreement.

The foregoing stock purchase agreement closed on August 28, 2008. As a result, Mr. Michael T. Dendinger is the owner of 2,900,000 shares of our common stock representing approximately 68.13% of our issued and outstanding common stock.

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 28, 2008, the board of directors appointed Mr. Michael T. Dendinger to act as a member of our board of directors and President, Secretary-Treasurer, Chief Executive Officer, and Chief Financial Officer.

From 2008 to the present, Mr. Dendinger is Project Controls and Procurement Manager at K D Engineering in Tucson, AZ.  From 2007 to 2008, he worked as Senior Supply Chain Manager for Cymer Corporation. From 1997-2007, he worked in various capacities the latest of which was as China Fab Engineering Services Manager for Fab Manufacturing Group and Intel Corporation.

There are no family relationships between Mr. Dendinger and any of our directors or executive officers.

Mr. Dendinger has not had any material direct or indirect interest in any of our transactions or proposed transactions over the last two years.  At this time, we do not have any employment agreement with Mr. Dendinger.

Section 9 – FINANCIAL STATEMENTS AND EXHIBITS

Item 9.01 Financial Statements and Exhibits

Exhibit No.	Description
10.1	Stock Purchase Agreement, dated August 28, 2008

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Flex Resources Co. Ltd.

/s/ Michael T. Dendinger
Michael T. Dendinger

Date: August 29, 2008